Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated March 13, 2024 in the Registration Statement on Amendment No.3 to Form S-1, under the Securities Act of 1933 (File No. 333-271416 and File No. 333-276500) with respect to the consolidated balance sheets of ABVC BioPharma, Inc and its subsidiaries (collectively the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operation and comprehensive loss, cash flows, stockholders’ equity (deficit), for the two-year period ended December 31, 2023, and the related notes included herein.

San Mateo, California	WWC, P.C.
March 22, 2024	Certified Public Accountants
PCAOB ID: 1171